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SPECIALTY MORTGAGE TRUST, INC.
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
EXHIBIT 11


                                                        THREE MONTHS  THREE MONTHS   NINE MONTHS   NINE MONTHS
                                                            ENDED         ENDED          ENDED         ENDED
                                                        SEPTEMBER 30, SEPTEMBER 30,  SEPTEMBER 30, SEPTEMBER 30,
                                                             2001          2000           2001          2000
                                                        ------------- -------------  ------------- -------------
                                                         (UNAUDITED)   (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
Basic

     Average Common Shares Outstanding                      340,400       329,809       338,645       323,428

     Net Earnings Attributable to Common Stock              213,286        70,414     1,386,595       846,975

     Per Share Amount                                          0.63          0.21          4.09          2.62


Diluted

     Average Common Shares Outstanding                      340,400       329,809       338,645       323,428

     Net effect of conversion of preferred shares
          outstanding during the period                   5,750,412     4,585,695     5,044,492     4,114,917

     Net effect of dilutive stock options
          outstanding during the period - based
          on the treasury Stock method                       43,399        65,422        43,399        65,422

          Total                                           6,134,211     4,980,926     5,426,536     4,503,767

     Net Income                                           1,626,872     1,229,336     4,201,702     3,154,943

     Per Share Amount                                           .27           .25           .77           .70

The accompanying notes are an integral part of these statements




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